Exhibit 99.1

For Immediate Release

Investor Contact: Inspire Pharmaceuticals, Inc. Jenny Kobin VP, Investor Relations and Corporate Communications (919) 941-9777, Extension 219	Media Contact: Inspire Pharmaceuticals, Inc. Cara Amoroso Manager, Corporate Communications (919) 941-9777, Extension 266

INSPIRE INITIATES PHASE 3 PROLACRIA™ DRY EYE TRIAL UNDER

SPECIAL PROTOCOL ASSESSMENT AGREEMENT

DURHAM, NC - JANUARY 27, 2009 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today it has reached agreement with the U.S. Food and Drug Administration (FDA) through a Special Protocol Assessment (SPA) on the design of a Phase 3 clinical trial for Prolacria™ (diquafosol tetrasodium ophthalmic solution) 2% for the treatment of dry eye disease and has recently initiated enrollment in the trial.

Based on the SPA agreement, Inspire has initiated a Phase 3, randomized, placebo-controlled, environmental clinical trial to evaluate the efficacy and safety of Prolacria in approximately 450 subjects with dry eye who have a fluorescein staining score of three in the central region of the cornea at baseline, using the National Eye Institute (NEI) scale of zero to three. Subjects will be randomized to Prolacria or placebo administered as eye drops four times daily for six weeks at approximately 60 U.S. and Canadian sites.

The agreed upon primary efficacy endpoint is the proportion of subjects receiving Prolacria that achieve clearing of fluorescein staining of the central region of the cornea in the study eye (a score of zero on the NEI scale) at the six-week trial endpoint, compared to those receiving placebo. The FDA indicated, as part of the SPA review process, that even if this trial is successful, the FDA’s review of Prolacria will also take into account the robustness of the trial results, that a surrogate endpoint was used, the results from previous Prolacria trials and the overall risk/benefit.

Christy L. Shaffer, Ph.D., President and CEO of Inspire, commented, “We are pleased to have reached agreement with the FDA on the parameters for an additional Prolacria clinical trial. Our decision to continue development of Prolacria is based on a number of factors, including: the dry eye market is large and growing, with only one commercially available prescription product; our analysis of related Prolacria historical data in the central region of the cornea; and the length and estimated costs of this trial are reasonable relative to the financial opportunity.”

“We selected clinical trial sites and investigators experienced in conducting dry eye trials and evaluating dry eye patients using fluorescein staining procedures. We have worked closely with the sites to standardize the staining evaluation process,” Dr. Shaffer concluded.

Background materials related to the Prolacria program, including a summary presentation,

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scientific publications and patient enrollment information for the trial (Protocol 03-113), are available on Inspire’s website, www.inspirepharm.com.

About Dry Eye

Dry eye is a disease of the tears and ocular surface that leads to instability of the tear film, symptoms of discomfort and visual disturbance. The disease is usually characterized by either a decrease in tear production, which results in tear deficiency, or an imbalance in the composition of the tear film components, which leads to an unstable tear film and increased tear evaporation. If left untreated, dry eye disease can result in damage to the ocular surface and visual impairment.

About Prolacria™ (diquafosol tetrasodium ophthalmic solution) 2%

Prolacria is intended to stimulate release of the three natural tear components involved in tear secretion - mucin, lipids and fluid. Inspire filed a New Drug Application (NDA) for Prolacria for the treatment of dry eye with the FDA in 2003 and received an approvable letter in December 2003. Inspire submitted an amended NDA in June 2005 and the FDA issued an additional approvable letter in December 2005. In June 2001, Inspire and Allergan, Inc. entered into a joint license, development and marketing agreement to develop and commercialize Prolacria for dry eye disease worldwide, except Japan and nine other Asian countries. Inspire is responsible for conducting, in collaboration with Allergan, the Phase 3 clinical trials needed for potential FDA approval of Prolacria.

In December 1998, Inspire and Santen Pharmaceutical Co., Ltd. entered into a development, license and supply agreement for the development of diquafosol tetrasodium for the treatment of ocular surface diseases, such as dry eye, in Asia. Santen is responsible for developing and marketing diquafosol tetrasodium products in Japan and nine other Asian countries. Santen filed an application for manufacturing and marketing approval for its formulation of diquafosol tetrasodium, which Santen refers to as DE-089, with the Japanese Ministry of Health, Labor, and Welfare (the Japanese equivalent of the FDA) on May 30, 2008.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products for ophthalmic and pulmonary diseases. Inspire is currently developing products for dry eye, cystic fibrosis and glaucoma. Inspire employs a U.S. sales force for the promotion of AzaSite® (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis and Elestat® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis. Elestat and Prolacria are registered trademarks owned by Allergan, Inc. AzaSite is a registered trademark owned by InSite Vision Incorporated. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to: Inspire’s ability to enroll approximately 450 subjects in the new Phase 3 Prolacria trial or the timing associated with enrollment; the safety or efficacy of

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Prolacria in the trial or otherwise, including without limitation the ability to achieve the primary endpoint in the trial; the timing of randomization of patients into the trial; the number of clinical sites involved in the trial; the costs of the trial; the weight that the FDA will give to the robustness of the trial results, the fact that a surrogate endpoint is being used, the results from previous Prolacria trials, the overall risk/benefit of the candidate or any other factors in the FDA’s evaluation of Prolacria; growth, if any, of the dry eye market; the impact of dry eye disease, if left untreated, on the ocular surface and visual impairment of patients. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, adverse litigation developments, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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Telephone 919.941.9777    —    Fax 919.941.9797